Exhibit 99(b)

For additional information contact:	Andrew Moreau 501-905-7962
Vice President – Corporate Communications
andrew.moreau@alltel.com

Tim Hicks 501-905-8991
Director – Investor Relations
alltel.investor.relations@alltel.com

Release Date:	Nov. 19, 2007

Alltel announces pricing for Senior Toggle Notes

LITTLE ROCK, Ark.—Alltel Corporation (the “Company”) today announced that, in connection with and following the merger, as announced on November 16, 2007, of the Company and Atlantis Merger Sub, Inc., the Company’s wholly owned subsidiaries, Alltel Communications, Inc. and Alltel Communications Finance, Inc. (the “Issuers”), have priced an offering of $1 billion aggregate principal amount of 10.375%/11.125% senior unsecured toggle notes due 2017 (the “Senior Toggle Notes”). The Senior Toggle Notes are being sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Senior Toggle Notes will be guaranteed by the Company and each subsidiary (other than the Issuers) that guarantees Alltel Communication’s senior secured credit facilities. The sale of the Senior Toggle Notes is expected to close on December 3, 2007, and is subject to customary closing conditions.

The net proceeds from the sale of the Senior Toggle Notes will be used to refinance a portion of the $2.5 billion senior unsecured PIK toggle interim loan facility entered into on November 16, 2007, the closing date of the merger, as part of the financing for the merger.

The Senior Toggle Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Senior Toggle Notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers or sales of the Senior Toggle Notes will be made only by means of a private offering memorandum.

Alltel Corporation is owner and operator of the nation’s largest wireless network and has more than 12 million wireless customers.

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